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                                                                     EXHIBIT 8.2

                                [LETTERHEAD OF
                            CRAVATH, SWAINE & MOORE
                                NEW YORK OFFICE]







                                                             September [ ], 2000








Ladies and Gentlemen:


              We have acted as tax counsel for State Communications, Inc., a Delaware corporation ("State") and successor by merger to State Communications, Inc., a South Carolina corporation in connection with the proposed merger (the "Merger") of State with and into Triangle Acquisition, Inc., a Delaware corporation ("Acquisition Subsidiary"), and wholly owned direct subsidiary of Gabriel Communications, Inc., a Delaware corporation ("Gabriel"). The Merger will occur pursuant to an Agreement and Plan of Merger dated as of June 9, 2000 (the "Merger Agreement"). Any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.




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              In that connection, you have requested our opinion regarding certain United States federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Information Statement/Prospectus of State and Gabriel dated as of September [ ], 2000 (the "Information Statement/Prospectus"), and such other documents, instruments and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated as a direct merger of State with and into Acquisition Subsidiary and otherwise in the manner contemplated by the Information Statement/Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Information Statement/Prospectus are and will remain true, correct and complete, (iii) the factual representations made to us by State and Gabriel in their respective letters to us each dated as of the date hereof and delivered to us for purposes of this opinion are and will as of the date of the Merger remain true, correct and complete (such letters, the "Representation Letters") and (iv) any factual representations made in the Representation Letters or in the Merger Agreement "to the best knowledge of" or similarly qualified are true, correct and complete






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without such qualification.


              In our examination of documents, we have assumed, with your consent, that (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof;
(ii) all such documents have been or will be duly executed to the extent required; (iii) all factual representations and statements set forth in such documents are true and correct; (iv) any factual representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.



              If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement and Information Statement/Prospectus, our opinion as expressed below may be adversely affected and may not be relied upon.


              Based upon the foregoing, in our opinion, the





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statements in the Information Statement/Prospectus under the heading "Certain
U.S. Federal Income Tax Consequences" that purport to state our opinion do in fact constitute our opinion, subject to the qualifications contained therein.


              The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transaction.


              This opinion is being provided for the benefit of State so that State may comply with its obligation under the federal securities laws. We consent to the filing of this opinion as an exhibit to the Registration Statement




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and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.





                                                     Very truly yours,






State Communications, Inc.
   200 North Main Street
      Greenville, SC 29601